                              SUPERVISORY AGREEMENT                Exhibit 10.13
                                                                   -------------

                                                            OTS Docket No. 05030

         This Supervisory Agreement ("Agreement") is made, as of the Effective Date (defined below), by and between Crusader Savings Bank, F.S.B. (the "'Bank"), a federally-chartered savings bank having its main office located at 1230 Walnut Street, Philadelphia, Pennsylvania, and the Office of Thrift Supervision ("OTS"), an office within the United States Department of the Treasury, having its principal executive offices located at 1700 G Street, N.W., Washington, D.C., acting through its Northeast Regional Director or his/her designee ("Regional Director").

                                    Recitals

         WHEREAS, the OTS is the primary federal regulator of the Bank; and

         WHEREAS, based on the information in the report of the OTS's regular federal examination of the Bank started on July 12, 1999 (the "1999 Exam Report"), the OTS is of the opinion that the Bank has engaged in acts and practices that: (i) have resulted in violations of certain of the laws and/or regulations to which the Bank is subject; and/or (ii) are considered to be unsafe or unsound; and

         WHEREAS, the OTS is of the opinion that grounds exist for the initiation of administrative proceedings against the Bank; and WHEREAS, the OTS is of the view that it is appropriate to take measures intended to ensure that the Bank will operate safely and soundly and comply with all applicable laws and regulations; and

         WHEREAS, the Bank, acting through its Board of Directors ("Board"), and without admitting or denying any violations of laws or regulations and/or unsafe or unsound practices, wishes to cooperate with the OTS and to evidence the Bank's commitment to operate prudently and comply with all applicable laws and regulations.

         NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

         1. Compliance with Laws and Regulations. The Bank shall comply with the following federal laws and regulations:

         (i)    12 U.S.C. section 1828(m)(1) and 12 C.F.R. section 559.11
                (requiring certain notices or applications to be filed with the OTS and the Federal Deposit Insurance Corporation prior to establishing or acquiring a subsidiary);

         (ii) 12 C.F.R. section 560.101 (requiring savings associations and their subsidiaries to adopt and comply with prudent written lending policies);

         (iii) 12 C.F.R. section 560.160 (requiring classification of assets and establishment of adequate valuation allowances);

         (iv) 12 C.F.R. section 560.170 (requiring savings associations and their subsidiaries to establish and maintain certain records relating to lending transactions);

         (v) 12 C.F.R. section 563.161 (requiring savings associations and their subsidiaries to maintain safe and sound management, including board of director oversight);

         (vi) 12 C.F.R. section 563.170(c) (requiring savings associations and their subsidiaries to establish and maintain accounting and other records as will provide an accurate and complete record of all business transacted); and

         (vii) 12 C.F.R. Part 570, Appendix A (the "Part 570 Safety and Soundness Standards" about minimum operational and managerial standards).

          2.    Improvement of Board Oversight.

                (a) The Bank's Board must fulfill its responsibility for overseeing the safe and sound operation of the Bank and shall: (i) establish and/or maintain policies, procedures and controls to ensure the safe and sound operation of the Bank, (ii) monitor compliance with such policies and procedures, as well as with the laws and regulations governing the Bank, (iii) closely supervise management's performance; and (iv) closely monitor on a monthly basis the activities engaged in by the Bank through its subsidiaries and agents. All policies and procedures adopted by the Board of the Bank shall be in writing and shall be communicated to all appropriate officers and employees.

                (b) The meetings of the Board shall be held at least monthly, and each Board member shall actively and fully participate at such meetings unless otherwise excused from attendance pursuant to rules adopted by the Board. A written agenda, together with a package of materials for the board's consideration, shall be prepared in advance of each Board meeting. Such agenda shall not preclude consideration of any other matter.

                (c) Detailed minutes of all Board and committee meetings shall be maintained and recorded on a timely basis in a sequentially-numbered minute book. All minutes must be properly signed and must -- (i) document important matters considered; (ii) reflect discussions held and views and opinions proffered by Board member(s); (iii) delineate both policies and procedures approved and exceptions to approved policies and procedures; (iv) recite information reported by management to the Board and describe the Board's review thereof; and (v) record the results of all votes taken and how each member of the Board voted. The agenda shall be attached to the minutes of the meeting.

         3.  Bank Management.

                (a) The Bank shall take all appropriate actions to hire, by June 30, 2000, a qualified individual with appropriate banking/thrift industry experience to fill the position of Chief Executive Officer. The Bank's actions hereunder shall be consistent with the restrictions and requirements imposed by paragraph 10 of this Agreement.

                (b) Until the Bank has hired a new Chief Executive Officer, the Bank will provide the OTS with written status reports, on no less than a monthly basis, on its efforts and progress in hiring a Chief Executive Officer. In connection with any Bank requests, under paragraph 22 of this Agreement, for relief from the deadlines imposed by paragraph 3(a), the Regional Director will consider the Bank's recruitment efforts and progress as reflected in such status reports.

         4. Internal and External Audit System; Audit Committee; Internal Loan Review.

                (a) By June 15, 2000, the Bank's Board shall adopt and the Bank shall implement written prudent policies and procedures for its internal audit system that conform with the requirements and guidelines at section II.B. of the
Part 570 Safety and Soundness Standards. At a minimum, such written policies and procedures must satisfy the following requirements:

         (i) They shall provide for an Internal Audit Department ("Audit Department"), which shall include and be supervised and managed by a Bank officer designated as Internal Auditor, but which may nonetheless outsource selected audit functions subject to the supervision of the Internal Auditor and/or the Audit Committee (as hereinafter defined);

         (ii) The Board shall designate an independent audit committee of the Board ("Audit Committee"). The Audit Committee, comprised of no less than 3 members, shall be composed of "outside" directors who are "independent of management" of the Bank and of the Bank's holding company and any affiliates. The phrase "independent of management" as used herein means the person is not an officer, employee or consultant of the institution, and to the extent not inconsistent with the foregoing, has the meaning otherwise assigned thereto at 12 C.F.R. Part 363 and Appendix A thereof,

         (iii) The Audit Department shall be subject to direction, discipline and termination solely by the Internal Auditor, the Audit Committee and/or the Board and shall have direct reporting responsibility to the Audit Committee;

         (iv) The Audit Committee, on an ongoing basis, must take all appropriate actions so that: (x) the Audit Department is adequately staffed with qualified personnel (including employees and/or independent contractors); and (y) such in-house Audit Department staff receive such ongoing training as is necessary to provide for the department's effectiveness;

         (v) On an annual basis, the Audit Committee shall establish in writing, and assure the completion of, a schedule of assignments for the Audit Department encompassing all of the Bank's operations (including activities through subsidiaries and agents) and departments. Such Audit Department assignments shall be designed to determine:

                  (1) whether the Bank is in compliance with applicable statutes, regulations, and internal Bank policies;

                  (2) whether the internal controls system is working properly;

                  (3) whether all significant deficiencies noted in internal and/or external audit reports have been or are being corrected by management;

                  (4) the soundness and adequacy of information systems and of accounting, operating, and administrative controls;

                  (5)   the effectiveness of internal policies and procedures;
                        and

                  (6) the extent to which the Bank's assets are protected against loss.

                (b) On a quarterly basis, the Audit Department also shall prepare a report for the Audit Committee that must, at a minimum, discuss: (i) the scope of the reviews conducted by the Audit Department during the preceding quarter, (ii) whether the Bank is in compliance with its policies and procedures and outstanding OTS enforcement actions; (iii) whether the internal controls system is effective, (iv) any material exceptions noted during the review, and
(v) the response of management to the material exceptions.

                (c) The Audit Committee shall direct appropriate corrective action by Bank management to address deficiencies cited by the Audit Department. The Audit Committee shall periodically (and no less than quarterly) report to the Board: (i) the Audit Department's findings and (ii) corrective actions required. Such reports by the Audit Department shall be reflected in the Board's minutes.

                (d) The Audit Committee at a minimum must review with the Bank's management and its independent public accountant the scope of services required by the annual independent audit of the Bank, the basis for the independent accountant's audit report, significant accounting policies, and audit conclusions regarding significant accounting estimates. The Bank's Board should determine other appropriate duties for the Audit Committee, and in so doing should be guided by 12 C.F.R. Part 363, Appendix A, paragraph 31.

                (e) On a quarterly basis, the Audit Department (and/or one or more other qualified and competent Bank departments completely independent of the Bank's lending function) must -- (i) perform an internal loan review to determine compliance with Board-approved lending policies, underwriting standards, and loan servicing procedures; and (ii) provide the Board (or an appropriate Board committee the majority of whose members must be independent of management) with one or more written reports concerning the independent, internal loan review performed by it. Such quarterly loan reviews and the reports thereon must be based on -- (x) review of files for all new loans equal to or greater than $350,000 that were made by the Bank (or its subsidiaries) during the preceding quarter; and (y) a statistically significant review of samples of the entire portfolio of loans made by the Bank (and its subsidiaries) and not just new or large loans. The internal loan reviews and reports should conform with the standards set out in the OTS's "Director's Guide to Management

Reports," and at a minimum, the quarterly written internal loan review reports must provide meaningful information about:

         (i) each loan that represents an exception to applicable Bank loan policies and procedures (including each loan that was not properly approved) and the nature of the exception; and

         (ii) each loan file lacking complete documentation (as required by the Bank's lending policies, underwriting standards, loan-servicing procedures, or other applicable guidance) and the nature of the exception.

         5. Internal Controls. By May 30, 2000, the Bank's Board shall adopt and the Bank shall implement written policies and procedures on internal controls and information systems that: (1) conform with section II.A. of the Part 570 Safety and Soundness Standards; (2) are designed to cause the Bank and its subsidiaries to comply with 12 C.F.R. section 563.161; and (3) are established following consideration of the guidance at paragraph 10 of Appendix A to 12 C.F.R. Part 363. At a minimum such policies and procedures must take into account the scope and risk of the Bank's activities and provide for:

         (i) An organizational structure that establishes clear lines of authority and responsibility for monitoring adherence to established policies;

         (ii)   Effective risk management;

         (iii) Timely and accurate financial, operational and regulatory reports;

         (iv)   Adequate procedures to safeguard and manage assets; and

         (v)    Compliance with applicable laws and regulations.


         6. Asset Growth Restriction; Asset Growth and Diversification Policies.

                (a) Asset Growth Restricted. Unless otherwise permitted in writing by the OTS's Regional Director (or his authorized representative), the Bank shall limit its asset growth in any quarter to an amount not to exceed net interest credited on deposit liabilities during the quarter.

                (b) Policies. In the event the OTS lifts the asset growth restrictions set out in subparagraph (a) above, the Bank shall implement and comply with prudent written asset growth and diversification policies established by the Bank's Board and found unobjectionable by the OTS in writing. With a view to the eventual lifting of subparagraph (a)'s restrictions, the Bank's Board should promptly adopt and submit to the OTS written prudent asset growth and diversification policies that conform with: (1) the standards at section II.F. of the Part 570 Safety and Soundness Standards; and (2) the real estate lending standards at 12 C.F.R. section 560.101. At a minimum such policies must:

         (i) Consider the source, volatility and use of the funds that support asset growth;

         (ii) Provide for prudent diversification of funding sources without excessive reliance on volatile sources, and this may be done by, inter alia, establishing prudent numerical percentage-of-total liabilities limitations on volatile sources such as brokered deposits;

         (iii) Establish prudent numerical percentage-of-total assets limitations on the higher risk components of its loan portfolio, e.g., sub-prime mortgage loan and commercial loan components;

         (iv) Consider any increase in credit risk or interest rate risk as a result of growth; and

         (v)    Consider the effect of growth on the Bank's capital.

         7. Policies and Procedures for Loan Administration and Documentation. By May 30, 2000, the Bank's Board shall adopt and the Bank shall implement written prudent policies and procedures for credit administration and loan documentation that conform with the requirements of: 12 C.F.R. sections 560.170 and 560.101 (including the Interagency Guidelines for Real Estate Lending Policies at Appendix A thereof); and section II.C. of the Part 570 Safety and Soundness Standards. Among other things, the loan administration policies and procedures must establish a loan file and record retention and administration system that is designed to provide for all required records, filings, and documents to be retained, reviewed, renewed and updated as appropriate.

         8. Policies on Asset Quality and Classification. By May 30, 2000, the Bank's Board shall adopt and the Bank shall implement a formal written program to identify and classify problem assets that satisfies the requirements of: (1) 12 C.F.R. section 560.160; (2) section II.G. of the Part 570 Safety and Soundness Standards; and the (3) Interagency Policy Statement on the Allowance for Loan and Lease Losses (ALLL), dated December 21, 1993 (OTS Thrift Activities

Handbook section 261A). Among other things, the program must have the following characteristics:

         (i) it must be supervised by a designated management official who is independent of the loan origination, approval and appraisal processes and functions and who reports directly to the Board;

         (ii) it must identify, monitor, and address asset quality problems in an accurate and timely manner;

         (iii) it must ensure the proper identification of assets as "loss", "doubtful", or "substandard" (collectively referred to as "classified assets") or as "special mention" and the reporting of each such asset and the status thereof to the Board on a not less than quarterly basis;

         (iv) it must provide for the maintenance of an adequate allowance for loan and lease losses to reflect credit risk in the Bank's loan and lease portfolio;

         (v) it must ensure the prompt charge-off of loans, or portions of loans, that available information confirms to be uncollectible;

         (vi) it must require the timely and accurate reporting of the ALLL and charge-offs, as appropriate, in the Thrift Financial Reports required to be filed pursuant to 12 C.F.R. section 563.180(a); and

         (vii) it must provide that the Board, on at least a quarterly basis, shall prepare a resolution certifying that it has reviewed all classified assets and special mention assets as determined either by the OTS or by way of the Bank's internal evaluation and has determined that the Bank's allowance for loan and lease losses is proper and appropriate and adequately reflects the Bank's credit risk in its loan and lease portfolio.

         9. Applicability of Agreement Requirements to Subsidiaries.

         (a) All of the Bank's subsidiaries are required to comply with the requirements and restrictions of the following paragraphs of this Agreement as if references to the Bank in such paragraphs referred to each such subsidiary: paragraph 1 (compliance with laws and regulations); paragraph 2 (oversight); paragraph 5 (internal controls); paragraph 7 (loan documentation and administration); paragraph 8 (asset classification); and paragraph 11 (compensation and benefits).

         (b) Each Bank subsidiary that participates in the origination of Bank loans or otherwise acts as a Bank agent shall comply in all respects with: (1) the Bank's written policies and procedures governing such activities; and (2) all applicable laws and regulations.

         (c) By June 15, 2000, each board of directors of each active Bank subsidiary shall: (1) adopt, at a duly called and held meeting, a resolution stating such board of directors shall cause the subsidiary to comply fully with the applicable provisions of this Agreement; and (2) cause to be sent to the Bank's Board a certified true copy of such resolution.

         (d) After June 15, 2000, the Bank may not directly or indirectly (1) fund (or commit to fund) any loans originated or processed by a Bank subsidiary or (2) otherwise fund any subsidiary activities or transactions unless previously --

         (i) the board of directors of such subsidiary has adopted and transmitted to the Bank Board the board of director resolution required by the preceding subparagraph; and

         (ii) the Bank's Board has adopted, at a duly called and held meeting, a resolution stating that the Board, following due inquiry, has reason to believe that the subsidiary will comply with applicable provisions of this Agreement and will engage in activities in a lawful and safe and sound manner.

         (e) The Bank (including its Board and officers) shall take all necessary or appropriate actions to provide reasonable assurance that each of its active subsidiaries will comply fully with the applicable requirements of this Agreement. To accomplish this, the Bank shall vote its shares of subsidiary stock, use its influence and otherwise use its best reasonable efforts to effectuate subsidiary compliance with all applicable requirements of this Agreement. The Bank shall promptly provide the Regional Director with written notice in the event that it becomes aware that the acts or omissions of any subsidiary would contravene applicable restrictions, limitations or requirements of this Agreement.

                 RESTRICTIONS PER OTS POLICY; GENERAL PROVISIONS
                 -----------------------------------------------

         10. Board and Management Changes. The Bank shall be and is subject to the requirements and limitations set out in Subpart H of Part 563 of the OTS's regulations (12 C.F.R. sections 563.550 - .590). Without limitation on such requirements and limitations, this means, among other things, that, except as otherwise permitted by 12 C.F.R. section 563.590, no person shall be appointed to the position of or be hired as a member of the Board or as a senior executive officer of the Bank unless -- (1) the Bank (or the individual, if appropriate) previously has filed with the OTS an appropriate and complete notice pursuant to 12 C.F.R. Part 563, Subpart H; and (2) the person's commencement of service on behalf of the Bank is permissible under 12 C.F.R. section 563.585 and 12 U.S.C.
section 1831i.

         11. Compensation and Benefit Arrangements. Pursuant to OTS Regulatory Bulletin 27a, the Bank and its subsidiaries shall not enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any director or senior executive officer of the Bank or subsidiary thereof unless the Bank or subsidiary, as appropriate, first -- (1) provides a minimum of 30 days advance notice of the proposed transaction and (2) receives a written notice of non-objection from the Regional Director.

         12. No "Golden Parachutes". The restrictions at 12 C.F.R. Part 359 (concerning "golden parachute payments" and "prohibited indemnification payments") are applicable to the Bank and its holding company. Without limitation on the generality of the foregoing, this means, inter alia, that the Bank shall not make any "golden parachute payment", as that term is defined 12 U.S.C. section 1828(k) and in 12 C.F.R. Part 359, except as may be permitted by the aforesaid statutory provision and regulations.

         13. Appraisal Requirements. The Bank shall obtain written appraisals performed by a State certified or licensed appraiser for each real estate-related financial transaction over $100,000, as if 12 C.F.R. section 564.3(a)(1) established a $100,000 transaction value "floor" instead of the $250,000 transaction value "floor" set forth therein; the remaining exceptions at subparagraphs (2) through (12) of section 564.3(a) shall remain available to the Bank.

         14. No Derogation of Board Responsibility. Notwithstanding the requirements of this Agreement that the Board submit various matters to the Regional Director or his designee for the purpose of receiving his approval, non-objection or notice of acceptability, such regulatory oversight does not derogate or supplant each individual Board member's continuing fiduciary duty to the Bank. The Board shall have the ultimate responsibility for overseeing the safe and sound operation of the Bank at all times, including compliance with the determinations of the Regional Director as required by this Agreement.

         15. Compliance with Agreement. The Board and officers of the Bank shall take immediate action to cause the Bank to comply fully with the terms of this Agreement. On an ongoing basis, the Board and officers of the Bank also shall take all actions necessary or appropriate to cause the Bank to continue to carry out the provisions of this Agreement. The Board also shall be responsible for regularly monitoring the Bank's compliance with this Agreement by, inter alia, making diligent inquiry of relevant information, including information provided by the Internal Auditor, the Audit Committee and the Bank's senior officers. The Board's monitoring efforts must be accurately reflected in the minutes of its meetings. The Bank's Board shall take appropriate actions to ensure that a copy of this Agreement is delivered to each board of directors of each Bank subsidiary within ten (10) days of the Effective Date of this Agreement.

         16. Definitions. All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, Home Owners' Loan Act ("HOLA"), Federal Deposit Insurance Act ("FDI Act"), or OTS Memoranda. Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDI Act, or OTS Memoranda shall have meanings that are in accordance with the best custom and usage in the savings and loan industry.

         17. Successor Statutes, Regulations, Guidance, Amendments. Reference in this Agreement to provisions of statutes, regulations, and OTS Memoranda shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.

         18. Time Limits. Time limitations for compliance with the terms of this Agreement run from the Effective Date unless otherwise noted.

      19. Rules of Interpretation; Integration Clause.

         (a) Nothing in this Agreement shall be construed as:

         (i) allowing the Bank to violate any law, rule, regulation, or Policy statement to which it is subject; or

         (ii) restricting the OTS from taking such action(s) that are appropriate in fulfilling the responsibilities placed upon it by law, including, without limitation, any type of supervisory, enforcement or resolution action that the OTS determines to be appropriate.

         (b) The paragraph and section headings herein are for convenience only and shall not affect the construction hereof.

         (c) This Agreement represents, as of the Effective Date, the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date, with respect to such subject matter, except that it is understood that the Bank also is bound by the terms of the Stipulation and Consent to the Issuance of an Order of Assessment of Civil Money Penalties that it also has executed contemporaneously herewith. This Agreement does not revoke or otherwise affect the OTS's supervisory directive letter dated August 26, 1999 (concerning two Bank subsidiaries that have since ceased operations). The provisions of this Agreement, however, do supersede, as of the Effective Date hereof, the five directives set out in the OTS Assistant Director's two-page letter dated November 12, 1999, relating to the 1999 Exam Report.

         (d) In case any provision in this Agreement is ruled to be invalid, illegal or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his/her sole discretion determines otherwise.

      20. Successors in Interest/Benefit. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the parties hereto, the Federal Deposit Insurance Corporation, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

      21. Enforceability of Agreement.

         (a) The Bank represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding agreement of the Bank. The Bank acknowledges that this Agreement is a "written agreement" entered into with the OTS within the meaning of Section 8 of the FDI Act, 12 U.S.C. section 1818.

         (b) Each Bank director signing this Agreement attests, by such act, that she or he, as the case may be, voted in favor of' the Board resolution (copy attached) authorizing the execution of' this Agreement by the Bank.

      22. Effective Date; Duration; Termination or Suspension of Agreement.

         (a) This Agreement shall be effective and enforceable as of' the date the OTS's Regional Director executes this Agreement ("Effective Date"), which date appears after the Regional Director's signature below.

         (b) This Agreement shall remain in effect until terminated, modified or suspended in writing by the OTS, acting through its Director or the Regional Director (including any authorized designee thereof).

         (c) The Regional Director, in his or her sole discretion, may, by written notice, suspend any or all provisions of this Agreement.

      IN WITNESS WHEREOF, the OTS and the Bank (in accordance with a duly adopted resolution of its Board) hereby execute this Agreement.

OFFICE OF THRIFT SUPERVISION                CRUSADER SAVINGS BANK, F.S.B.



By:/s/   Robert C. Albanese                 By:/s/  Thomas J. Knox
   ------------------------------              --------------------------------
         Robert C. Albanese                         Thomas J. Knox
         Regional Director                          Chairman of the Board

         Date: April 26, 2000                       Date: April 17, 2000
              (the Effective Date)

                   DIRECTORS OF CRUSADER SAVINGS BANK, F.S.B.



/s/  Joseph T. Crowley                            /s/  Paul Bachow
------------------------------                    ------------------------------
     Joseph T. Crowley                                 Paul Bachow
     Director                                          Director



/s/  Ronald L. Caplan                             /s/  D. Walter Cohen
------------------------------                    ------------------------------
     Ronald L. Caplan                                  D. Walter Cohen
     Director                                          Director



/s/  Daniel M. Dilella                            /s/  Linda R. Knox
------------------------------                    ------------------------------
     Daniel M. Dilella                                 Linda R. Knox
     Director                                          Director



/s/  Thomas J. Knox                               /s/  Joel S. Lawson, III
------------------------------                    ------------------------------
     Thomas J. Knox                                    Joel S. Lawson, III
     Director                                          Director



/s/  Bruce A. Levy                                /s/  Brian McAdams
------------------------------                    ------------------------------
     Bruce A. Levy                                     Brian McAdams
     Director                                          Director